Exhibit 5.11

August 8, 2014

Rolling Hills Hospital, LLC

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Ladies and Gentlemen:

We have acted solely as Oklahoma counsel to Rolling Hills Hospital, LLC, an Oklahoma limited liability company and successor by conversion to Rolling Hills Hospital, Inc., an Oklahoma corporation, in connection with the proposed guarantee from Rolling Hills Hospital, LLC, along with the other guarantors, under the Indenture (as hereinafter defined) of $300,000,000 in aggregate principal amount of 5.125% Senior Notes due 2022 (the “Exchange Notes”) to be issued by Acadia Healthcare Acadia, Inc., a Delaware corporation (“Acadia”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) on or about August 8, 2014, under the Securities Act of 1933 (the “Securities Act”). The obligations of Acadia under the Exchange Notes will be guaranteed by Rolling Hills Hospital, LLC, along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture.

Documents Reviewed

We have reviewed the following documents:

(i)	Indenture, dated as of July 1, 2014, among the Acadia, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Indenture”);

(ii)	Registration Statement;

(iii)	Registration Rights Agreement dated as of July 1, 2014, among Acadia, Rolling Hills Hospital, LLC, the other guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Jefferies LLC;

(iv)	Articles of Organization and Certificate of Conversion of Rolling Hills Hospital, LLC. as certified by the Oklahoma Secretary of State on February 7, 2014;

(v)	Certificate of Good Standing for Rolling Hills Hospital, LLC issued by the Oklahoma Secretary of State on July 17, 2014;

(vi)	Operating Agreement of Rolling Hills Hospital, LLC as certified by the Secretary of Rolling Hills Hospital, LLC as of August 8, 2014;

(vii)	Resolutions of the sole member of Rolling Hills Hospital, LLC as certified by the Secretary of Rolling Hills Hospital, LLC as of August 8, 2014; and

(viii)	Secretary’s Certificate of the Guarantors dated as of August 8, 2014.

Opinions

Based upon the foregoing, it is our opinion that:

1. Rolling Hills Hospital, LLC exists as a limited liability company in good standing under the laws of the State of Oklahoma.

2. Rolling Hills Hospital, LLC has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under the Indenture and Guarantee.

3. The execution, delivery, and performance of the Indenture and Guarantee have been duly and validly authorized by Rolling Hills Hospital, LLC.

4. Rolling Hills Hospital, LLC has duly executed and delivered the Indenture.

5. The execution, delivery, and performance of the Indenture and Guarantee by Rolling Hills Hospital, LLC: (i) will not violate the Articles of Organization or Operating Agreement of Rolling Hills Hospital, LLC, (ii) are not prohibited by applicable provisions of statutes or regulations duly enacted or promulgated by the State of Oklahoma (“Statutes or Regulations”) and do not subject Rolling Hills Hospital, LLC to a fine, penalty, or any other similar sanctions under Statutes or Regulations, and (iii) do not require any filing or registration by Rolling Hills Hospital, LLC with, or approval, consent, or authorization of, any governmental authority under any Statutes or Regulations.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) The opinion in 1 above is based solely on our review of the documents described in (iv) and (v) above.

(b) We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to any of the documents described in this letter or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

(c) We have assumed:

(i)	The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies;

(ii)	The terms of the Guarantee will be identical in all material respects to the terms provided in § 10.1 of the Indenture; and

(iii)	Rolling Hills Hospital, LLC has physically delivered the executed Indenture without condition and with the intention to be immediately bound by it.

(d) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(e) We have not been involved in the negotiation, preparation, or execution of the Registration Statement, Indenture, Guarantee (or any notation of the Guarantee), or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of closing opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We do not render any opinions except as stated above. Waller Lansden Dortch & Davis, LLP may rely upon this opinion letter in connection with its opinion addressed to Acadia, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee of this opinion letter. We consent to the filing of this opinion letter with the Commission as Exhibit 5.11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

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